Exhibit 10.43

Summary of Amendment to Severance for Gary S. Gillheeney, Sr.

Pursuant to the terms of that certain Amended and Restated Key Employee Agreement dated February 1, 2007 by and between Organogenesis Inc. (the “Company”) and Gary S. Gillheeney, Sr., as amended (the “Agreement”), in connection with a termination of Mr. Gillheeney’s employment by the Company other than for Cause (as defined therein) or Mr. Gillheeney’s termination of his employment for Good Reason (as defined therein), the Company is obligated to provide Mr. Gillheeney with: (i) one half of his then current annual base salary, less applicable taxes, payable in six (6) equal monthly installments, (ii) continuation of medical, dental and life insurance for six months following the date of termination and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year. In August 2018, the Company’s board of directors approved a change to the terms of Mr. Gillheeney’s severance benefits upon the Company’s termination of his employment other than for Cause (as defined in the Agreement) or Mr. Gillheeney’s termination of his employment for Good Reason (as defined in the Agreement) such that Mr. Gillheeney is entitled to: (i) his then current annual base salary, less applicable taxes, payable in twelve (12) equal monthly installments, (ii) continuation of medical, dental and life insurance for one year following the date of termination and (iii) executive outplacement services with a mutually agreeable outplacement provider for up to one (1) year.